Exhibit 99.2
CORPORATE PARTICIPANTS
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
Rick Federico
P.F. Chang’s China Bistro, Inc. — CEO
Russell Owens
P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Bert Vivian
P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
CONFERENCE CALL PARTICIPANTS
Ashley Woodruff
Friedman Billings Ramsey — Analyst
Dustin Tompkins
Morgan Keegan — Analyst
Steven Kron
Goldman Sachs — Analyst
Jeffrey Bernstein
Lehman Brothers — Analyst
Bryan Elliott
Raymond James — Analyst
Matthew DiFrisco
Thomas Weisel Partners — Analyst
Mike Smith
Oppenheimer & Co — Analyst
John Emerich
Iron Works Capital — Analyst
Sharon Zackfia
William Blair — Analyst
David Tarantino
Robert W Baird — Analyst
John Lawson
Tiburon Research Group — Analyst
Joe Buckley
Bear Stearns — Analyst
Larry Miller
RBC Capital Markets — Analyst
John Glass
CIBC World Markets — Analyst
Howard Penney
Prudential Equity Group – Analyst

Paul Westra
Cowen & Co — Analyst
Greg Ruedy
Stephens, Inc — Analyst
PRESENTATION

Operator
Good morning and welcome to P.F. Chang’s China Bistro fourth quarter 2006 earnings release conference call. [OPERATOR INSTRUCTIONS].
I would now like to turn the call over to Mr. Mark Mumford, Chief Financial Officer of P.F. Chang’s China Bistro. Thank you. Go ahead, sir.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Hello, everyone. Welcome to P.F. Chang’s fourth quarter 2006 conference call. Before we get started I just wanted to remind you that we expect to file our form 10-K later today, and as described in that document, the industry we operate in is full of risks and uncertainties. Throughout this call we may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those stated or implied in forward-looking statements as a result of the factors detailed in today’s press release and in our filings with the SEC. With that, I will turn the call to our CEO, Rick Federico, to begin.

Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
Thanks, Mark. Good morning, everyone. Joining me today are Russell Owens, President of Pei Wei Asian Diner, Bert Vivian, President of P.F. Chang’s China Bistro, Mike Welborn, our Chief Administrative Officer, and, as you know, Mark Mumford, our Chief Financial Officer. This morning I will have some brief opening remarks followed by Russell’s update on Pei Wei, Bert’s on the Bistro and then we’ll close with Mark’s financial review.
I will start off by discussing our fourth quarter results at a high level. As you read, we saw our fourth quarter total revenues coming in slightly above our forecast and increasing about 18% over last year. Our Q4 EPS of $0.34 was also ahead of our original projections. The majority of this positive variance came from favorable operating results and partner investment expense. Mark will provide more color in a few minutes.
Looking ahead to 2007, we are forecasting consolidated revenue growth of 19% and a 17% increase in earnings per share. Although our objective is to grow earnings at a rate equal to or better than our revenue growth, we do expect some head wind this year. We expect to see pressure in both labor and cost of sales in 2007. Also, in 2006 we upgraded our support of operations and added strength in G&A areas like finance, marketing and technology. That trend will continue in 2007 before leveling off next year. We expect those additions to start to pay dividends as we move forward.
As you know, we hired Tim McDougall as our Chief Marketing Officer late last year. Tim has spent the last 60 days learning our business, getting to know his team, and evaluating opportunities to better support the Bistro and Pei Wei. We’re now developing new marketing plans and initiatives for 2007. These plans will focus on how to best support new markets and where to apply the appropriate level of marketing for our more mature markets.
I have got a few comments on the development of Taneko. Our first Taneko Japanese Tavern opened at the start of the fourth quarter. We opened as a dinner-only restaurant and expanded to include a lunch menu around Thanksgiving. A lot of things have gone well at Taneko, but there is still a lot of work to do as we continue to learn and define this opportunity. Taneko has developed a very loyal following. However, our initial assessment is we need to broaden its reach and increase frequency of use. That’s a complicated way of saying we need to build sales. The current check average is a bit higher than we anticipated, and for the most part, we’re getting a dining crowd versus a crowd who simply wants to go out and eat. Without losing our unique izakaya-style food, we have recently introduced more accessible products designed to increase both reach and frequency.
In short, we’ve increased focus on our tavern-style menu items. New items like our Kobe steak sandwich, our grilled chicken rice bowl, and grilled shrimp salad with a carrot soy dressing are great additions that carry a price point from about $10 to $13. With four months behind us, the next steps for Taneko include completing formal guest market research designed to validate and challenge our assumptions. This exercise starts this week with feedback expected towards the end of the quarter. Additionally, we feel the restaurant is ready for a little P.R. and marketing to drive both trial and awareness. We are currently working on plans at both the grassroots level as well as using other media support. We continue to believe there is an opportunity to develop a business around Japanese flavors and cooking techniques and that Taneko can be that platform.
With that I will turn it over to Russell.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Thanks, Rick. The majority of my comments will focus on our outlook for 2007 at Pei Wei, but first I will give a brief review of our fourth quarter results. Fourth quarter revenues of $50.2 million were slightly ahead of our forecasted $50 million. Comp sales were negative 0.7% compared to the negative 1% in our forecast. Sales were a little worse in November than we expected due to some bad weather in Texas, but a little better in December than we expected. We opened ten new restaurants during the fourth quarter, with average weekly sales and sales weeks generally in line with our expectations. Our restaurant operating income margin of 4.2% was better than our forecast of 2.8%, and better than previous years results of 3.9%.
Cost of sales were favorable due to poultry prices, labor costs were basically on target. Operating and occupancy costs were better than expected due to lower general liability insurance and facilities costs. We’re also favorable in our G&A due to lower than anticipated increase in health insurance costs. All in all, a pretty good finish to a very difficult year.
Now let’s take a look into the 2007 crystal ball. First, our new restaurant development plans. We expect to open 36 to 38 new Pei Wei restaurants and for simplicity’s sake, we put 37 into the supplemental financial forecast model. Breakdown of where these new restaurants are located are as follows — 16 restaurants will be in new large markets like Detroit, where we opened five, Miami, South Florida where we’ll open 5, Tampa, 2, Columbus, Ohio, 2 and towards the end of the fiscal year one in Philadelphia and one in Boston. We have three new locations in small new markets, Amarillo, Waco, Texas and Naples, Florida. We’ll open 10 to 12 locations in what we call emerging under penetrated markets like Southern California and the greater Washington, D.C. area, and we’ll open seven locations in our more mature and penetrated markets like Dallas, San Antonio and Phoenix.
As discussed in our recent conference, we will enter nine new markets this year versus eight last year but with a more aggressive pace of development intended to build brand awareness and operational leverage sooner. In fact, I look at 2007 more like four or five new markets. The three small satellite markets like Waco and Amarillo do not typically present the same challenges as new larger markets, and the restaurants in Philadelphia and Boston are really more of a 2008 story. Our 2007 new restaurants will generate approximately 1,000 new sales weeks, fairly even opening pace throughout the year. We expect our new restaurants to average $39,000 in weekly sales, better than the previous couple years performance of 35 to $36,000. We are expecting that our development strategy will improve brand awareness in newer markets as well as our plan to provide enhanced marketing and local P.R. support, which I will expand on shortly.
Some other areas impacted by this development schedule for 2007 are as follows — preopening costs per location will be higher in 2007 due to heavier weighting of development in new and remote markets which increased relocation, travel, hotel and training costs. We don’t expect any significant increase in the impact of intentional cannibalization on comp sales. In fact, we’re forecasting this to diminish as we move through the year. 2006, we had seven restaurants impacted by this cannibalization throughout the year, and we only anticipate four units being impacted in 2007. We are forecasting to improve our new restaurant profitability performance in 2007 versus prior years by about 50 basis points with improved support and oversight.
That brings me to my second topic, our support infrastructure. We will be adding key positions this year in an effort to support new restaurant openings, better share best practices across our system, and lead new initiatives. Positions will be added in the areas of training, culinary, real estate, and operations. I have just moved one of our long time development partners into the newly created role of Chief Operating Officer at Pei Wei. I am excited about the support and impact this position should have on our performance, base of change and evolution as a concept.
We have also recently added our first field marketing manager which brings me to my next topic, marketing, public relations. Included in our forecasted results is approximately $2 million related to the testing of various marketing and advertising initiatives. The focus of these tactics will be on, 1) consumer research; 2) new market introduction and unit openings; 3) mature market awareness and frequency building; and, 4) underperforming market trial and awareness. At this time we have not fully determined the specific tactics or markets targeted. These initiatives will begin in the second quarter and accelerate through the balance of the year. Not all these tactics will work, and some will work better than others. We expect to learn a lot and we will adjust our plans as we go forward based on our findings. The financial forecast you have before you contemplates roughly $1 increase in sales for each dollar spent on marketing, again accelerating as we move through the year. You can see the impact of this assumption reflected in our increased operating costs as a percent of sales and our forecasted comp sales increase beginning in Q2.
For those of you with sharp pencils, you will note that our forecast implies that marketing will be a net expense to Pei Wei this year. This is the investment we’re making to become smarter about the most effective ways to drive sales for our concepts. Our overall expectations for Pei Wei’s operating performance implicit in this forecast provided you, are for the revenue environment to remain challenging in 2007, as we grow sales by over 40% and should reach just over $250 million for the year. Commodities should be generally stable to slightly negative due to higher poultry and produce costs. We expect our labor line to experience continued wage rate pressure similar to 2006, offset at Pei Wei by maturation of our system and better new unit performance. We expect to leverage our G&A costs as a percentage of revenues by approximately 60 basis points and our operating expenses will increase by about 30 basis points, primarily due to a 55 basis point increase in our marketing expenditures as a percent of revenues versus prior year. The resulting overall restaurant operating income margin should improve slightly versus 2006.
Now I will turn the floor over to Bert.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Good morning, everyone. Like Russell, I am going to talk very briefly about the fourth quarter and then spend most of my time talking about our expectations for 2007. In the fourth quarter, revenues at the Bistro were about $1.5 million better than we anticipated. Sales weeks and comps were very close to our expectations. Positive variance was generally provided by higher new unit volumes. With the exception of labor, our unit level restaurant expenses behaved as we expected, and therefore I am not going to spend a lot of time talking about them. Labor on the other hand came in about 80 basis points better than we expected, driven primarily by a reduction in health and worker compensation costs. In addition, on a sales per labor hour basis, we continued to improve our year-over-year efficiency.
The remaining line items, preopening, partner investment expense, D&A, equity-based comp and interest expense totaled $14.7 million, within about $200,000 level. Coming into the fourth quarter we expected pretax earnings at the Bistro to be right around $18 million or 9% of sales. With revenues exceeding our forecast, and with a little help from our labor line, our pretax margin was 10%, 100 basis points better than forecast, and pretax earnings came in at $20.2 million, 12% better than we anticipated.
Moving on to 2007, we remain fairly conscious with respect to our sales line. Currently we anticipate opening 19 new Bistros this year, which should generate about 15% more sales weeks than 2006. As you can see from our detailed forecast, we are expecting comp sales to be essentially flat for the year which is roughly where we ended up 2006. Thus far, the first quarter has been tough. We’re hopeful that as the winter turns to spring, traffic patterns will improve a bit for the remainder of the year. We anticipate a negative year-over-year comp comparison in December due to the shifting of New Year’s Eve to our 2008 fiscal year. All in all we are anticipating revenue growth of approximately 14% to about $863 million.
We believe that we will see margin pressure on our two largest cost lines in 2007. We anticipate cost of sales to rise about 40 basis points year-over-year due to chicken and produce pressure. Labor should also increase by about 40 basis points due to our new partner incentive program and some minimum wage pressure. Operating expenses should decline about 50 basis points due to the one-time utility adjustment that was made in 2006 and will be absent in 2007. Minority interest will decline due to the cessation of our partner program in new restaurants as well as some existing partners choosing to move to our new incentive program. G&A should be roughly flat with last year, and D&A will increase slightly due to a change in plateware that will occur in the back of the year. Adding up all the pluses and minuses leaves us with a 30-basis point decline in restaurant operating margins.
Leverage on our preopening expenses as well as the elimination of our partner investment expense for new restaurants should allow us to improve our pretax margins by about 50 basis points to 10.2%, leading to roughly $88 million in pretax income at the Bistro, which is about a 20% increase over 2006. As I mentioned earlier, we made a prospective change as to how we manage our business. First of all, philosophically we still believe that a partnership mentality is critical to our future growth. We are simply modifying our approach on a go-forward basis.
Without going into all the details, suffice it to say that, over time, the economics of our new incentive plan roughly mimic the economics of our partnership program. Structurally, the new program is an incentive compensation plan versus a true partnership. Because of the structural differences, the costs associated with the new program will be recorded in labor and G&A expense as opposed to minority interest and partner investment expense. Our existing partners were given the choice to remain in their partnerships or to move to the new plan. We have had 42 folks change courses in the first quarter which has created a reversal of partnership investment expense incurred in prior years. While there may be some additional transactions, I would expect the pace to slow as we move through the year.
Finally, if you stumble into one of our restaurants next week, you will notice a brand new menu format, as well as four new items from the Yunnan region of China. With this new menu, we will maintain a year-over-year price increase of 2 to 3%. We intend to feature the Yunnan items through the summer when they will give way to some delicious cuisine from Macao in the fall. That’s the Bistro plan in a nutshell, and now I will turn it over to Mark.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Bert. You’ve heard Bert and Russell talk about the Q4 results and 2007 forecast for the respective concepts. I want to take a few minutes and pull all of that together as well as give you some highlights on shared services.
As we reported in our revenue release in January, our consolidated fourth quarter revenue was slightly better than our forecast, $252 million versus $250.6 million, primarily as a result of the new Bistro locations open during the quarter performing better than forecast. Earnings for the quarter were $0.34 versus our forecast of $0.26 with the majority of the variance coming from restaurant operating income and partner investment expense. The favorable restaurant operating income was primarily the result of favorable revenue at the Bistro, the impact of improved group medical and workers’ compensation claims trends, and reduced equity compensation expense that resulted from the annual true-up of our estimated forfeiture rate to actual cancellations.
These favorable items were partially offset by unfavorable G&A expense in shared services primarily the result of increased litigation costs and higher professional fees than anticipated. You will notice an unfavorable variance to our forecasted depreciation expense due to expenses related to FIN 47, Accounting for Conditional Asset Retirement Obligations, which require us to accrue any conditional end of lease obligation we could incur if the landlords at certain of our locations require us to remove our leasehold improvements at the end of the lease term. This expense reflects the 20 or so leases that have this exposure. We do not anticipate any material additional expenses going forward.
And finally, because our taxable income was higher than anticipated, and because we saw a slight decrease in our tip credits, our effective tax rate came in at 32.3% for the quarter versus forecasted 27.5%. Tip credits are not variable to earnings. So an increase in earnings in the absence of a corresponding increase in tip credits would typically mean an increase in our tax rate. The effective tax rate for the year came in at 28.3%.
So to try to summarize the impacts of these items in Q4, I would look at it as follows — favorable equity compensation helped us by about $0.035. Favorable partner investment expense helped $0.03. The Bistro overachievement of revenue during the quarter helped us by about $0.02. The favorable trends that we saw in insurance helped us by about $0.06. Our adoption of FIN 47 hurt EPS by $0.02. Litigation and professional fees that were primarily hitting G&A and shared services hurt us by about $0.02, and the higher tax rate because of the higher income hurt us by about $0.03, and that roughly comes down to the $0.08 overachievement.
Switching to the balance sheet. Taking a quick look at the balance sheet and cash flow for the year, we ended the year with $31.6 million in cash and generated a total of $123.4 million in cash flow from operations compared to $109 million in fiscal 2005. We spent $114 million in CapEx with $109 million of that amount going towards new restaurant construction. The net of those two numbers is a positive free cash flow of $9 million.
Looking to our 2007 forecast, the first thing you will notice is that we have modified our presentation. We spiked out certain accounts earlier in the year to highlight their impact as they were not comparable to previous periods. We have now collapsed them back into the appropriate GAAP presentation as we have anniversaried their impact. In addition, we have moved depreciation and amortization expense up to restaurant operating income. Development costs such as preopening and partner investment expense, which do not impact ongoing operations, have been left below the operating line for this presentation.
To the extent possible, we tried to provide comparable views between our most recent historical results and our forecast. At our Investor Day back in November we shared our expectation to grow revenue and EPS somewhere in the 17 to 20% range in 2007. The forecast presented shows revenues growing at 19% and EPS at 17%. Bert and Russell have covered the concept forecasts, but I wanted to take a minute and touch on shared services G&A expenses for fiscal 2007, which are expected to grow 29% from $26 million to $33.7 million on a pretax basis, with the primary driver being higher bonus expense.
There were minimal bonuses paid to home office employees in 2006 and none to the executive team. Our 2007 forecast assumes 100% payout if our EPS objectives are achieved. Without the incremental bonus expense, shared services expense is growing at the same pace as consolidated revenue at 19%. This growth is attributable to the anniversary effect of the 2006 investments that we made in infrastructure support as well as 2007 investments we are making in marketing, HR, supply chain, and information services. We expect this growth rate to slow beginning in 2008. We are estimating the fiscal 2007 consolidated equity compensation expense to be $9.7 million, an 8.5% increase from 2006 providing some leverage compared to the 19% revenue growth. We are estimating a slight increase in our fiscal year 2007 effective tax rates as we don’t anticipate tip credits growing at the same pace as earnings. The fiscal year 2006 effective tax rate, adjusted for the gain that we took in Q2 for the release of reserves, was 28.8% compared to our fiscal year 2007 estimate of 29%, so just slightly higher.
We’re estimating our CapEx spend for 2007 to be between 120 and $125 million, up from the 2006 spend of $114 million primarily due to the increase in the number of Pei Wei openings. Our forecasted cash from operations should adequately fund our expansion needs. A quick housekeeping note before we open the call to questions. Our Q1 revenue release date will be on April 4th, and our next earnings call will be on April 25th, when we release our Q1 earnings. With that, let’s open the call up for questions. Operator?
QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS]. Our first question today is from Ashley Woodruff. Please state your company name.

Ashley Woodruff - Friedman Billings Ramsey — Analyst

Friedman Billings Ramsey. Hi. My question is really for Russell. Can you talk about how you’re viewing the economic model for Pei Wei now given the margins that you saw in 2006 and what you’re forecasting in 2007? What average weekly sales do you need to see at Pei Wei to meet your hurdle rates, and I guess how has that changed over the past several years?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
I don’t view it drastically different than we have since the beginning. I think the model initially when we started was probably 36 to $38,000 a week to meet our goals, and I think it is probably 37 to $39,000 a week now depending on the region of the country we’re in. We’ve been able to keep our overall capital investment in line over the years, we think, and margins are not that far off where we thought they would be. The implications of marketing and the effectiveness of marketing is the only thing on the horizon I see that may change that. Obviously we’re hoping there will be successful tactics, and we’ll build those into the model both on the sales side and the cost side.

Ashley Woodruff - Friedman Billings Ramsey — Analyst
I guess what margins — in your more mature stores that have been open eighteen months or two years, what margins are you seeing there now and what do you need that to be?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
We’re seeing our returns look at [technical issues] capital basis, and all of our restaurants in aggregate from 2004 and earlier are well in excess of our minimum return targets, so the sales average weekly sales volumes that we see in those markets which are roughly $40,000 a week, and the margins they’re generating are exceeding our return climates, well over 30%.

Ashley Woodruff - Friedman Billings Ramsey — Analyst
Okay. Just last question. 2007, do you expect the new investment costs for Pei Wei to be comparable to ‘06 or slightly higher because of the markets that you’re going into?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
I haven’t run the weighted average. I think they’re fairly comparable if it might pick up just a bit based on where we’re going, but not significantly different.

Ashley Woodruff - Friedman Billings Ramsey — Analyst
Okay. Thanks.

Operator
Thank you. Our next question is from Dustin Tompkins. Please state your company name.

Dustin Tompkins - Morgan Keegan — Analyst
Morgan Keegan. I also have a question on Pei Wei. Russell, at the analyst day you talked about several initiatives there, direct mail, billboards, catering, KDS, as you look at the same-store sales assumptions for 2007, how much benefit from those types of initiatives do you have built into that forecast?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
On the marketing side as I said earlier, we’ve got about — we’re spending close to $2 million in marketing, and I have about a $2 million sales lift implicit in that forecast. I haven’t calculated that as comp percentage because we’re not sure yet how much of that will be going to new stores, non-comp stores versus comp stores in which markets. Several of the other initiatives we talked about like KDS are really designed to enhance the productivity, and there is nothing built into the revenue side of those in 2007. If our productivity improves, obviously our capacity improves, and we can hope to build sales, but those initiatives are really in ‘07 are designed to more so to address productivity and cost measures.

Dustin Tompkins - Morgan Keegan — Analyst
Okay. And I am sorry if I missed it. Did you say what the pricing — the menu pricing built into ‘07 is?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
We have no menu pricing built into ‘07. We’ll lap our last price increase in May, I believe, and we have nothing contemplated in this forecast for menu price increases at Pei Wei.

Dustin Tompkins - Morgan Keegan — Analyst
Through May we’re running up 1 to 2%?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Correct, closer to 2, yes.

Dustin Tompkins - Morgan Keegan — Analyst
Okay. I had one other question. Excuse me, Bert, on the new menu, the Yunnan menu. Is it your sense these menu items are more mainstream than the Sichuan menu or can you give us some of the things you may have learned from the first regional menu that you think may be a little bit better with this menu rollout?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Dustin, whether or not the product is main — I am not sure what the definition of mainstream is. It is not a cheeseburger, so the items I think are reflective of the cuisine produced in Yunnan. The four items coming on the menu I think are delicious product. Will they — will any of them be our number one seller? I think that would be lofty expectations on our part. What we found from the Sichuan provincial menu last year and what we’ll see as we continue to look at regional type introduction of items is we’re simply trying to give our guests a little bit of a feel of the various tastes and textures that are prevalent in China. We obviously would like every item to be a home run, but I think again if we can hit a few singles and doubles with the Yunnan menu, we’ll be very happy.

Dustin Tompkins - Morgan Keegan — Analyst
Great. Thank you.

Operator
Thank you. Our next question is from Steven Kron. Please state your company name.

Steven Kron - Goldman Sachs — Analyst
Great. Goldman Sachs. Good morning. I guess it is good afternoon. A couple of questions for you. First on the change in partnership program at the Bistro. I think at your analyst day, you guys talked about that being $0.06 to $0.07 accretive to ‘07 EPS. It sounds like with this reversal it could be a bit more. Can you just kind of run through that for us? What’s baked in, and I recognize that over the five-year time period that the economics kind of wash out, but can you just talk a little bit about that, and also detail what the cash flow impact is because it is the reversal of kind of an accrual versus a cash expense if you can shed light on that, and then I have a follow-up.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Sure, Steven. I think the forecast speaks for itself in terms of what the impact will be. There is, at the Bistro we do not — we’re not going to incur any partner investment expense for new restaurants, so the pickup over ‘06 is obviously that delta. To the extent that we’ve had some folks move from the old partnership to our new incentive plan, it is creating a reversal of prior year expenses, and I think we’ve documented that in the first quarter to be about a $1.5 million credit. Now, we don’t show any additional credits through the back three quarters. There may be some. There may be potentially a small debit here and there if everything trues up. By and large I think the forecast is fairly accurate in terms what we think the impact will be to the income statement of the Bistro. From a cash flow perspective, you know, again the new incentive program, the intent is mimic over time the incentives of the partnership program. From a cash flow perspective, it is my thought rather than being back end weighted as the partnership program is, it will probably be more evenly spread through the years, so from a cash standpoint in any given year, it may be more than the old partnership program. Again, if you look at it from a four to six-year time frame, it should be roughly equivalent. At least that’s the way we have it designed.

Steven Kron - Goldman Sachs — Analyst
Okay. That’s helpful, and then, Mark, can you talk about repurchase program, current authorization, and as you look at the balance sheet today, how do you feel about potential debt capacity or what your current thinking is on that? Thanks.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Right. We said in the past we’ll continue to be opportunistic in our buyback strategy, and frankly we hope we don’t have the chance this year. We currently don’t have any authorization beyond the $50 million of which we spent $40 million — $46 million. Obviously our capital structure and financing of our growth is a frequent conversation at our board meetings, and we would expect it would continue to be in 2007.

Steven Kron - Goldman Sachs — Analyst
Thank you.

Operator
Thank you our next question is from Jeffrey Bernstein. Please state your company name.

Jeffrey Bernstein - Lehman Brothers — Analyst
Thanks. Lehman Brothers. Also had two questions. First is for Bert. Question on your ‘07 comp guidance. Seems like you’re assuming relatively flat trends throughout the year on more of a two-year average basis similar to that seen in the fourth quarter.

Just want to clarify in terms of traffic trends and your expectation going forward with with regards to consumer environment you’re you’re assuming pretty much no or slightly down traffic if you’re therefore assuming 2 to 3% pricing, and I have a follow-up. Thanks.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
When we look at — as we look at our forecast for 2007, we’re not unlike other folks I think in that what has happened in the recent past, obviously weighs in on our thought process. If you look at the data that’s compiled by [Malcolm] Map for the industry, and you dig down into that, you’ll see that in 2006, and I believe I am correct with this, I think there were two markets across the United States where there was actual traffic growth for our industry, casual dining industry. The remaining markets of which obviously there were many were all negative traffic growth last year. Given that, I think it would be nice to believe that we can buck that trend, but I think given that, we’re very conscious when it comes to forecasting any type of traffic growth this year. There are a lot of things in play in our economy. Some of those things may cut in our favor, and I am hopeful that we’ll be the benefactor of that. To go out too far on that limb at this point, I think it would be foolish in terms of planning our business.

Jeffrey Bernstein - Lehman Brothers — Analyst
Okay. You had said 2 to 3% pricing was going to run through the year. Is that right?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
That’s correct.

Jeffrey Bernstein - Lehman Brothers — Analyst
Okay. Actually just my follow-up question in terms of your broader operating or ownership structure, I guess, obviously Bistro is now more of a proven concept, Pei Wei is ramping up quickly, just wondering if you can talk about your thoughts of whether it is possible to consider franchising of either brand, whether it could be run effectively by a franchisee or whether the operations are complex enough that 100% company ownership at least over the next few years is more realistic?

Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
Jeff, this is Rick. As you know, we do have one partnered Bistro restaurant in Hawaii. When we did that, we did it with the intent of trying to evaluate whether or not a partner would be a successful model for the development — the continued development of the Bistro. We use that more from an international perspective than a domestic perspective. We really haven’t had any conversations about any domestic franchising around either one of our brands at this point in time, so if we’re going to continue to evaluate the Hawaii experience, as you might suspect, we get requests from a variety of international operators and investors about the possibility of bringing a P.F. Chang’s or a Pei Wei to their country, we have sort of preliminary conversations, but at this point there is nothing specific we’re working on.

Jeffrey Bernstein - Lehman Brothers — Analyst
Thanks.

Operator
Thank you. Our next question is from Bryan Elliott. Please state your company name.

Bryan Elliott - Raymond James — Analyst
Raymond James. A couple accounting questions. Actually one accounting question, and then the options expense in the fourth quarter, Mark, was a $1.5 million after tax. Do you have a pre-tax number, and I assume that was all in the G&A line since it wasn’t broken out by brand for the first time?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
It was in the — $1.5 million was a pretax number —

Bryan Elliott - Raymond James — Analyst
Oh pretax, yep. Where was that, all in the G&A line or some of that in labor?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Most of it hit in G&A.

Bryan Elliott - Raymond James — Analyst
Most in G&A. Okay. And that was well below your forecast from October, and you mentioned the reason for, it but in looking at ‘07, if you take sort of the total actual ‘06 option expense, what’s embedded in ‘07? How much of an increase if any?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Right. So when we have given you our estimate for ‘07, we anticipate that being $9.7 million, which is about 8.5% growth over 2006 considering the grant that we made in 2006 and anticipated grant that we make in 2007.

Bryan Elliott - Raymond James — Analyst
Okay. Very good. Will we not see that broken out in the future it looks like?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
No. The reason we broke it out, obviously in the past was it was something that was new, and we wanted to give you guys some visibility for comparable purposes. Now that we’ve anniversaried that, we lumped it up to where it needs to be as far as GAAP presentation.

Bryan Elliott - Raymond James — Analyst
I also wanted to get a little clarity on the insurance, pretty significant declines in the fourth quarter. Could you help us understand how much of that might have been sort of catch-up accruals and what is happening under the surface to drive that and how much reduction and insurance costs roughly would be in the ‘07 forecast?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Sometimes these things will cut for us, and sometimes they’re going to cut against us, and we were fortunate this quarter that they did provide us some benefit, and obviously we work with our consultants and actuaries in building our 2007 forecast that takes our historical results and views of future expectations into consideration. When we looked at Q4, how much of it was out of period, I was say that all of it is in period. We true those things up. We do actuary analysis twice a year, and we try to forecast those as best as we can. I would say that all of those expenses were kind of in period related to Q4.

Bryan Elliott - Raymond James — Analyst
On the workers comp, are you getting lower incidents or lower costs per incident or both?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
I would say we’re not getting the — we are seeing some reduction in the frequency, but we’re not seeing the severity of some of those claims.

Bryan Elliott - Raymond James — Analyst
Okay. And on the healthcare, is it an increase in employee premium that’s helping that or is that all actual utilization as well?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
It is really utilization, not increase in premium.

Bryan Elliott - Raymond James — Analyst
All right. Thank you.

Operator
Thank you. Our next question is from Matthew DiFrisco. Please state your company name.

Matthew DiFrisco - Thomas Weisel Partners — Analyst
Thomas Weisel Partners. I have one first follow-up with respect to the question before regarding what you had in your assumptions and what you have now incremental from the 40 or so partners that are reversing out. If we do the math, the $3.5 million partnership going away you said is equivalent to $0.06. Obviously there is the G&A offset in the labor which we can’t get a fine tooth comb around. If you take the same math, is that correct to assume the $1.5 million reversal and the incremental G&A in labor expense is about $0.02 to $0.025 of upside that you dod not have originally in your guidance?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Hey, Matt. I don’t think I actually estimated what the per share impact would be. I think other people may have done that for me. The fact of the matter is that the $1.5 million of credit in the first quarter was not contemplated when we talked to folks in November.

Matthew DiFrisco - Thomas Weisel Partners — Analyst
Right. Okay. Can you just give us —

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
I am sorry. We’ve been, you know, the fact is that people have made the move from one program to the other. The only way I can read that is they like the design of the new program, and so they decided to make the switch, which is a good thing.

Matthew DiFrisco - Thomas Weisel Partners — Analyst
Right. Can you tell us what the offset to labor and G&A is in that quarter, then, due to that incremental 1.5 being reversed out?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
I’m sorry. The offset to — the new program mimics the partnership program from an economic perspective. Consequently on a go-forward basis you will see roughly the same type of numbers. That $1.5 million has nothing to do with economics. That is a non-cash credit just like the non-cash charge was in prior years.

Matthew DiFrisco - Thomas Weisel Partners — Analyst
Okay. I will catch you offline to go through that twisted logic of mine there. I guess just to sum it all up, if you looked at the accelerated depreciation associated with I guess you have some plateware changing over also in the Bistro it looks like in the depreciation line, and also the $1.5 million reversal, and the incremental loss of sales due to the New Year’s holiday following into ‘08, are you looking at the base to grow from as far as when we think of compensation for growth rates for ‘08 and earnings growth? Is the $1.45 a true number for ‘07 or are you reversing out the $1.5 million benefit and using maybe a lower in the high $1.30 number to grow organically from EPS?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
This is Mark. Let me take a shot at that. When we look at our 17% EPS growth, and you’re right, it does have a lot of changes in year-over-year. When you back those changes out, the partner investment change, the bonus that we have in primarily hitting in shared services, when you look at Bert’s accelerated depreciation in plateware and you have in 2006 we had the catch-up on the accounting stuff, when you net all that stuff together, we’re still at a 17% EPS growth, so with all the noise we’re at 17% EPS growth. You strip out the effect of all the noise, we’re still at 17%, so to answer your question, the $1.45 would be the base in looking at 2008 that we would use to project our EPS growth.

Matthew DiFrisco - Thomas Weisel Partners — Analyst
Okay. Thank you.

Operator
Thank you. Our next question is from Mike Smith and please state your company name.

Mike Smith - Oppenheimer & Co — Analyst
Oppenheimer & Co. Question about your litigation that you referred to a couple of times. What exactly is that?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
This is Mark. Let me take a shot at that. You can imagine being a restaurant company with over 250 locations and almost 25,000 employees and countless guest and is vendors. We do run our share of employment contract, patent, and other types of disputes. Generally our exposure related to these items are small, but occasionally either the frequency or the claim amount will spike this number up, and unfortunately this quarter it was an unfavorable variance to our forecast.

Mike Smith - Oppenheimer & Co — Analyst
The other question I had concerned the same-store sales at Pei Wei, and I know you covered this Russell, but could you cover again the cannibalization numbers you expect for ‘07 from the units that you’re opening in Dallas and Phoenix?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Sure. During ‘07 the numbers will diminish as we move through the year. As we start lapping some cannibalization from ‘06. We are going to only open a couple of restaurants in ‘07 that in one in Dallas and one in Phoenix that we think will have impact on existing comp store sales. That number has been as high as 1% impact on comp sales as it sort of peaked last year and sort of diminishes down to, by the fourth quarter maybe 20 basis points, 30 basis points in ‘07.

Mike Smith - Oppenheimer & Co — Analyst
Thanks.

Operator
Thank you. Our next question is from John Emerich, and please state your company name.

John Emerich - Iron Works Capital — Analyst
Iron Works Capital. Thanks. A couple unrelated questions if I can ask them separately. I am guessing by your guidance you got food costs pretty much locked in for ‘07?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Yes, for the most part. The proteins that we have are contract priced, so the majority of our cost of goods sold is looked in.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s

This is Bert. I will add one caveat to that. Produce is not locked in. It is very difficult to lock produce in. We are seeing produce pressure in the first quarter, and again the things that may happen to produce world we don’t have much control over.

John Emerich - Iron Works Capital — Analyst
Order of magnitude I wouldn’t expect you to have it to the penny but order of magnitude, how below current spot prices are your — are your locked-in protein prices?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
I don’t think we have visibility to that right now.

John Emerich - Iron Works Capital — Analyst
Okay. I guess I am looking at ‘08 thinking if the protein prices don’t change what’s the head wind we face in ‘08 but I guess that will be a discussion for later in the year. When you factor in the food costs and the rising kind of wage pressure coming up on minimum wage and even the tip people, I guess sporadically around the country, what are you guys think you need to do long-term for a comp number just to keep restaurant operating margins flat? Over the next couple years?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
This is Bert. At least with respect to the Bistro I think historically we’ve always said that if we can grow comps, give me a 2% comp year in, year out, I would be a happy man because that would allow us to offset whatever pressures du jour might impact our business. Increases in minimum wage, healthcare benefits, the list is long and ugly when it comes to our labor line.

John Emerich - Iron Works Capital — Analyst
Right.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
The fact is in our business labor line is always an increasing line. Trends up, not down. We do things to try and minimize the cost of labor, but that’s something that we always have to fight in this business. Fortunately, for us the issues tend to be the same issues over time. People, many this room, have been in the business for ten, twenty, some thirty years. We were fighting minimum wage way back then. At least it is the same issue, and we have some ideas as to how to battle that. The fact of the matter is we need sales growth just like every other restaurant concept out there, and that’s really what we focus our time and efforts on.

John Emerich - Iron Works Capital — Analyst
And I appreciate that 2% number is about what most folks are saying, just the keep margins flat given all the constant and ever present cost pressures. The last question is just what your rent was in ‘06 and what it is looking like for ‘07.

Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
John, that’s not a number that we have necessarily right at hand. Mark mentioned we’re going to file our K today and all of that will be disclosed in the K.

John Emerich - Iron Works Capital — Analyst
Super. When I get that, and I know this is still speculative, but if some folks follow through with the requirement request to put those operating leases on your balance sheet, what’s the right cap rate to use on that rent number?

Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
Oh, you’re getting beyond anything that we thought a lot about, and I certainly don’t think there is any guidance out there necessarily if that comes to pass, so I will beg off on that question.

John Emerich - Iron Works Capital — Analyst
I am just not a real estate guy, so I have no idea what would be the right rate to use.

Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
I will tell you, John, from an internal standpoint as we look at return on investment at the unit level and all the work that we’ve done over the years, we’ve not tried to be too smart about that. We simply said, look, we’ll use 10% to do any type of present value work.

John Emerich - Iron Works Capital — Analyst
Right.

Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
And I have no idea if that would hold true in the accounting world or not.

John Emerich - Iron Works Capital — Analyst

That’s what I use, too. That’s close enough. Second to last, my CapEx numbers were falling short of what you guys are guiding to, and it is probably because I didn’t have it in there for the Taneko concept. How many units are you opening in ‘07? What’s the cash cost per unit, order of magnitude?

Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
That would be a big zero at this point in time.

John Emerich - Iron Works Capital — Analyst
Okay. So what’s your maintenance CapEx running year, then?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Really when you look at the delta between the $114 million that we have and the 120 to $125 million, it is really explained by the increase in the number of Pei Weis we’re opening from the 30 in 2006 to 37 that we have in 2007.

John Emerich - Iron Works Capital — Analyst
Understood. And then is the cash cost per unit either Pei Wei or the Bistro more than a couple percent higher in ‘07 than it is in ‘06 or was in ‘06?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
I think, John, as far as the Bistro is concerned our cash cost is somewhere on average between around $2.8 million, $2.9 million, something like that.

John Emerich - Iron Works Capital — Analyst
Okay.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
You asked about maintenance CapEx, a rough rule of thumb that might help you is that if you just assume and again there is not necessarily a correlation here, but it seems to work, roughly about 1% of sales for maintenance CapEx.

John Emerich - Iron Works Capital — Analyst
That will make sure my numbers are not just orders of magnitude. Thank you very much for taking all the questions.

Operator
Thank you. Our next question is from Sharon Zackfia. Please state your company name.

Sharon Zackfia - William Blair — Analyst
William Blair. I have two questions. One for Bert and one for Russell. Bert, can you quantify what the New Year’s Eve shift does for you on comps in the fourth quarter and then, Russell, can you talk one to one marketing to sales dollar kind of a relationship seems really conservative to me. Can you talk about how you expect that to ramp as the year progresses?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Karen, this is Bert. I didn’t quite hear your question. All I heard was comps.

Sharon Zackfia - William Blair — Analyst
Yes. What’s New Year’s Eve going to do to the fourth quarter comp? Can you quantify that?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
It is going to make them less. That’s a tough one. I would guess that you’re probably talking about 100 basis points or so.

Sharon Zackfia - William Blair — Analyst
Okay .

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
That’s a guess on my part. New Years Eve is a big day for us. Moving into ‘08 doesn’t help us. It should make for a nice January, though.

Sharon Zackfia - William Blair — Analyst
Russell, did you hear my question?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

I did hear your question. Yes, on an ongoing basis I would agree with you it is a conservative view, obviously something we wouldn’t do as part of our ongoing business but I think this year we are going to try a lot of initiatives. When we find one that works, that doesn’t mean we’re going to continue or stop trying others, so we will find some things that will probably not work at all, and then some things that hopefully will be wildly successful, so right now we’ve taken the approach that we’ll see it one for one, and we’ll modify as we go. Clearly if none of them are working then the spin will not accelerate towards the end of year, and if they’re working in a very positive way, the spin will accelerate as will our expectations for sales.

Sharon Zackfia - William Blair — Analyst
I guess my question was more along the lines of are you expecting that 1 to 1 relationship to be constant as the year progressing or do you have it like $0.50 in the second quarter and $2 or $3 in the fourth quarter as you get smarter?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
No. We’re not that smart in our forecasting.

Sharon Zackfia - William Blair — Analyst
You have consistent throughout the year.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Consistent throughout the year, yes.

Sharon Zackfia - William Blair — Analyst
Thank you.

Operator
Thank you. Our next question is from David Tarantino. Please state your company name.

David Tarantino - Robert W Baird — Analyst
It is Robert W. Baird. Quick clarification question on the Bistro partnership program. With some partners deciding to move over to the new program, you get a benefit on the minority interest line. Should we think about the reduced minority interest as being roughly offset by the compensation that you’ll be paying those operators?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Perfect, David. That’s exactly what will happen roughly, roughly.

David Tarantino - Robert W Baird — Analyst
Great. Thanks. On the service strategy at the Bistro, now that you’re further into the change that you’ve made, how would you characterize the impact of that change?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
We implemented the service strategy change in order to improve the guest experience in our restaurant. I will tell you that with any initiative I think we have some pluses and minuses. It is in incumbent upon our management team to drive the guest service experience in our restaurant, and again we have some areas of opportunity across the country and we also have some shining stars. We’re moving forward with that same service strategy in ‘07, and I don’t anticipate any changes.

David Tarantino - Robert W Baird — Analyst
Okay. Thanks.

Operator
Our next question is from John Lawson, and please state your company name.

John Lawson - Tiburon Research Group — Analyst
It is Tiburon Research Group. Most of my questions were answered, just a quick housekeeping item. Bert, you said that 42 partners at the Bistro had changed over to this new partnership arrangement. I am just wondering how many partnerships are out there that could possibly change in the future?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Well, we still have a number of partnerships that exist in our system. I would guess, John, that there will be some more activity, over the next couple of months, but then I think it will probably die down and ultimately as we move through the next few years, ‘07, ‘08, ‘09, we will reach a point where the old partnership program goes away, but that’s through the passage of time, not through anything necessarily that we’re trying to force.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
This is Mark. The total number of partner — we ended at 197 at the Bistro, and just for information, 27 on Pei Wei.

John Lawson - Tiburon Research Group — Analyst
Okay. Great. Thanks for taking my call.

Operator
Thank you. Our next question is from Joe Buckley, and please state your company name.

Joe Buckley - Bear Stearns — Analyst
Bear Stearns. Bert, question for the Bistro on marketing with the hiring the Chief Marketing Officer. Will there be any changes in terms of marketing for the Bistro either in dollars or approach?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Joe, I think absolutely. I would be disappointed if we didn’t do anything at the Bistro and Russell stole all of the thunder. I think, baked into our thoughts there is not necessarily an increase in spend per se at the Bistro, but how we spend that money I am almost assured it will change.

Joe Buckley - Bear Stearns — Analyst
Can you give us any sense of direction?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
In terms of what we’re going to do?

Joe Buckley - Bear Stearns — Analyst
Yes.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
As soon as Tim tells me I will leal you know.

Joe Buckley - Bear Stearns — Analyst
Bert, another question on expansion for 2007. Is there anything unusual that will go on in terms of cannibalization at the Bistro in ‘07?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Absolutely. All my friends in Boston have been beating on me forever because they can’t get into our restaurant. We’re going to open another restaurant in Boston in the probably April time frame. It is not too far from our existing location, so we’ve got all sorts of side bets as to what the impact will be on our original location. We’re opening up at the Pru Center by the way. My guess is it is probably going to be in the 15% range. We’ll see whether or not that is rate right or not as time goes by. I have people there who say it will not have any impact and I have some people say it will be more than that. We’ll see. That’s really the one site that I will tell you with absolute certainty that will have some sort of impact on existing location this year. We have a couple others I am sure will have some impact in existing markets, but that’s probably the one I will highlight for you.

Joe Buckley - Bear Stearns — Analyst
Thank you.

Operator
Thank you our next question is from Larry Miller. Please state your company name.

Larry Miller - RBC Capital Markets — Analyst
It is RBC. Russell, I might have missed this or not understood the answer. I am trying to reconcile in my own mind the increase in average weekly sales volumes in 2007. You said $39,000. Looks like it is about a 10 to 11% increase over ‘06 here, and it sounds like marketing makes up the most of that, maybe 5 to 6%. What is it that you’re getting that makes up the rest of that gap? I don’t want to answer the question for you but is it that you’re opening in higher volume markets? Is it as simple as that?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
It is more attributable to opening five stores in Detroit which is our strategy we adopted a year-and-a-half ago that is now starting to come through the pipeline versus opening one or two stores and then taking a lot longer to get up to a certain level of brand awareness. It is just going into those markets at a little faster pace and building some brand awareness sooner along with the marketing.

Larry Miller - RBC Capital Markets — Analyst
And you’ve had that experience as you’ve done that in the past? Is this this a new strategy? I don’t recall.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Did that early on in Dallas, obviously Phoenix, so I think we haven’t done it in the last two years, expansion hasn’t seen that phenomenon.

Larry Miller - RBC Capital Markets — Analyst
Thanks. I get it, and then, Bert, I wanted to circle back to something you said a couple quarters ago that the consumer was using you guys differently. I think you described it in an analogy with buckets, and I was wonder field goal there was any change reversal in those buckets? Are you seeing more tickets in that lower bucket or is it just the same as it has been?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
I should learn that you guys write these things down, Larry.

Larry Miller - RBC Capital Markets — Analyst
We have little to do over here.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
The fact is the buckets haven’t really changed. For those of you who didn’t hear my comments, if you look at the number of tickets, the average tickets in our restaurant, and you simply parse those into various categories or buckets, my comment a few quarters ago was that where we are seeing a decline in the number of tickets is at our lower average check, and actually at the other end, our higher average check ticket we’re actually seeing more tickets. That trend has not changed. As we look at the, for example the fourth quarter, it still remained in place. What will happen hopefully is if our traffic patterns increase, you will begin to see some of those lower ticket guests will be the ones who come back, so we’ll keep our eye on that, and again I think that’s — I think as that’s always been the case, and in past lives, when we move from one economic time to another, so we’re keeping our eye out.

Larry Miller - RBC Capital Markets — Analyst
Just to finish the thought, when would you sort of lap that experience as you noticed it?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
I would guess that we’re moving into that period right now.

Larry Miller - RBC Capital Markets — Analyst
Okay. Perfect. Thank you very much.

Operator
Thank you our next question is from John Glass. Please state your company name.

John Glass - CIBC World Markets — Analyst
It is CIBC. Just one follow-up and a quick question on Taneko. The follow-up is, Mark the $0.06 of insurance benefit, was that all in the labor line or split somehow between labor and G&A in the fourth quarter?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
It is going to be split roughly half between G&A and half between labor.

John Glass - CIBC World Markets — Analyst
Did you use, I didn’t understand the answer when you said did you use the same assumptions on savings on that area going toward? Did you use a more conservative assumption in ‘07 than you did?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
The forecast ‘07, obviously we didn’t take the run rate that we saw in Q4 and extrapolate that into ‘07. We did meet with our actuaries and consultants and we did come up with a trend that we think is reasonable considering our history and considering where they think the market is going to move.

John Glass - CIBC World Markets — Analyst
Got you. Okay. On Taneko I think you forecasted sales for $75,000 a week came in at I think $57,000 and your forecasted a little bit greater than that but not the $75,000 going forward. What level of sales does it make sense to continue this process? In other words, could you still get a return at 55 or $60,000 a week or does is have to be 75 to make this make sense?

Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
I think to get the kind of returns that would motivate us to want to move forward, we’re going to have to be in the 75 plus range. If for some reason it is stuck in neutral at 57, obviously I don’t think we would be investing additional dollars. We would have to make some adjustments to our internal structure to where we could be making money at those levels, so at 57 I think you can make some money, but probably not the type of return that would make us move forward.

John Glass - CIBC World Markets — Analyst
Got you. Thank you.

Operator
Thank you, our next question is from Matthew DiFrisco.

Matthew DiFrisco - Thomas Weisel Partners — Analyst
Hi. It is Matt diFrisco again from Thomas Weisel. Russell I want to know any update as far as new introductions on the menu, something as revolutionary as sushi, where do you stand there if you’re testing any of that and is that something that could potentially be introduced in ‘07 at Pei Wei?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
We’re rolling out a feature next week as part of our ongoing feature program. It is not revolutionary as like sushi. It is a Thai Dynamite style served in an entree or a salad format, but we are consider continue to go pursue the sushi, the roll, the possibilities, and we will see testing of that in ‘07, but I doubt we see a system wide rollout in ‘07. That’s something a little bit unique enough that we would have to make sure we test it thoroughly and train it adequately and support a lot better than just a feature program, but we will — we are continuing to do the ground work there, and we’ll be testing that in ‘07.

Matthew DiFrisco - Thomas Weisel Partners — Analyst
Okay. Thank you.

Operator
Thank you our next question is from Howard Penney, and please state your company name.

Howard Penney - Prudential Equity Group — Analyst
Prudential Equity Group. Bert, I wanted to go back to a comment you made a few minutes ago about the 2% same-store sales that you need to keep margins for free that have not experienced margin pressure, I forget exactly how you said that. If you go back sort of over the first six years of that decade, you up until recently have been able to generate better than 2% comp trends and really sort of over the last six years you have seen margin degradation consistently over the years and how do we look at our 2% same-store sales number and reality of the fact of the business hasn’t grown margins the last couple of years?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Howard, I think that as we think about our business, there is always costs that are pressuring us. Sometimes we know what those costs are. Sometimes we don’t. I think just in trying to answer the question, I think that my intent was to let people know that we do need comp increases. We do need traffic increases in order to forestall the pressures that are always there. I will take you to task a little bit, Howard, because I think that you look at ‘06 compared to ‘05, and you carve out equity-based comp. I think our margins improved on a pretax basis. I think our margins are going to improve in ‘07 versus ‘06. I am not so sure I would initially agree with your statement.

Howard Penney - Prudential Equity Group — Analyst
Thank you.

Operator
Thank you. Our next question is from Joe Buckley, and please state your company name.

Joe Buckley - Bear Stearns — Analyst
Bear Stearns. Bert, a follow-up on your bucket analysis or analogy. Is that a per-person distribution of checks or just check by whatever the dollar amount ends up being no matter how many people are at the table?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
It is average ticket. It is a ticket rather than person. The average ticket at the Bistro tends to run in the 36 to $38 range. Again, that’s irrespective of how many people might be behind that ticket.

Joe Buckley - Bear Stearns — Analyst

Okay. Thank you. But does that argue, you know, you think about that. Does that argue that you lost low customer or that you’ve become more special occasion with bigger parties?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
I think what our take on that, Joe, is that as we move through 2006 and again we always hold ourselves responsible for our business and try not to get too smart with it, but I think the fact of the matter is that the macro environment across the country was tough, and what we saw was that the — in every concept there is people reaching to dine at that concept. Ours is no different than anyone else’s, and I believe that what we saw was a decline in the number of people who spend the least amount at our restaurant throughout ‘06.

Joe Buckley - Bear Stearns — Analyst
Okay. Thank you.

Operator
Thank you, our next question is from Paul Westra. Please state your company name.

Paul Westra - Cowen & Co — Analyst
Thanks. Cowen & Co. Two quick questions. One is if you haven’t done so already, can you let us know what the total marketing spend is on a percentage basis now for the Bistro in ‘07 and what it will be for Pei Wei given the 55-basis point increase and second question for Bert really, the last year-and-a-half or so you talked about your perhaps maybe losing a step on operation execution. You’ve done a lot of things really since that time, and I was general comments. Do you feel you’ve passed the bottom and made progress or just an update on that point of view?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
Paul, it is Bert. With respect to marketing spend, we roughly spend about 50 basis points to 100 basis points on marketing. I think it was about 50 basis points in 2006. With respect to our execution, our goal is to always improve our gain, and we are most critical of ourselves when it comes to execution, and that hasn’t changed over the years. I think that all the things that we’ve been doing over the last several years, some of which we talked about, some of which we haven’t talked about, is all prefaced upon increasing the experience of our guest in our restaurant. It will continue. We’re working on things right now in ‘07 that we think will improve the guest’s experience, and I can ensure you in ‘08 we’re going to do the same thing. That’s the name of the game for us. We want to bring more people into the doors. It is much easier to make money when you’re growing traffic. That’s what we feel like is the right way to grow our business and allow us to have long legs in this business.

Paul Westra - Cowen & Co — Analyst
Could you give us an update on any recent execution scores you might have followed up on?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
No, I won’t. Simply because those aren’t things we talked about in the past, and I really don’t want to open up that dialogue.

Paul Westra - Cowen & Co — Analyst
Question for Pei Wei, the total marketing spend for ‘07?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
For ‘07 it is just under $2 million roughly, 0.75% of sales. That’s the total spend out. Great. Thanks.

Operator
Thank you. Our next question is from Greg Ruedy. Please state your company name.

Greg Ruedy - Stephens, Inc — Analyst
Stephens. In the past I believe you mentioned that cannibalization between the Bistro and Pei Wei is quite minimal. Given that Russell is going to increase his marketing spend, enter some new markets and hold price, any change to that view going forward?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President, P.F. Chang’s
This is Bert. I think that whenever Pei Wei enters into a market that the Bistro has a presence, there is — we do lose a little bit of business. In the big scheme of things, that’s not worrisome to us. Obviously when we’re talking about any particular month or quarter, if you lose 1 or 2% it gives people some heart burn, but in the big scheme of things, that’s okay. I don’t anticipate at the Bistro that any of the initiatives that Russell has in place right now will change that dynamic.

Greg Ruedy - Stephens, Inc — Analyst
Okay. Thank you.

Operator
I have no further questions at this time.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Great. Thanks, everyone. Go ahead and wrap it up. We’ll talk to you again on April 25th when we release our Q1 earnings. Thank you so much.

Operator
Thank you. This does conclude today’s conference. You may disconnect at this time.